Reg. No. 33-41511
                                                              File No. 811-6332




                                  FORM N-18F-1



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940






                           Rochester Portfolio Series-
                      Limited Term New York Municipal Fund
                   350 Linden Oaks, Rochester, New York 14625
                ------------------------------------------------
                         Name and Address of Registrant




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                            NOTIFICATION OF ELECTION
                            ------------------------


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.




                                    SIGNATURE
                                    ---------

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of New York and the State of New York on the 28th day of February, 1997.

                                    Rochester Portfolio Series -
                                    Limited Term New York Municipal Fund
                                    -----------------------------------
                               Name of Registrant



                                    By:     /s/ Andrew J. Donohue
                                            -----------------------------------
                                            Andrew J. Donohue, Secretary

ATTEST:


/s/ Robert G. Zack
-----------------------------------
Robert G. Zack, Assistant Secretary